Exhibit 99.1

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc. Reports Results for Second Quarter 2016

Reaffirms Full Year Earnings Guidance

ATLANTA—August 16, 2016—Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal second quarter of 2016, which ended July 10, 2016. The Company also reaffirmed earnings guidance for fiscal 2016.

“The second quarter was a productive one for Popeyes on each of our three strategic pillars, despite the competitive pressures on comparable sales,” said Cheryl Bachelder, Popeyes Chief Executive Officer. “We have continued to offer our guests a balance of exciting new products and value-oriented promotions, and our share of chicken-QSR grew this quarter. We have successfully implemented our new field visit protocols to advance our operations and we completed the scoping of our One Technology initiative. Our international team is delivering excellent results. So while we are experiencing slower domestic sales, consistent with the sector; we remain highly confident that our bold long term goals are achievable.”

Second Quarter 2016 Highlights:

•	Total revenues increased 3.9% to $61.7 million, compared to $59.4 million in the second quarter of 2015.

•	Reported net income was $10.3 million, or $0.47 per diluted share, compared to $10.3 million, or $0.44 per diluted share in the second quarter 2015. Adjusted earnings per diluted share(1) was $0.47, compared to $0.44 in 2015. Both earnings per diluted share and adjusted earnings per diluted share had a year over year growth of 6.8%.

•	Total system-wide sales increased by 6.5% in the second quarter 2016 as a result of net unit growth and same-store sales performance.

•	Global same-store sales increased 0.7%.

•	Total domestic same-store sales were flat, compared to a 7.9% increase in the second quarter of 2015. Popeyes increased its domestic market share of the chicken-QSR category to a record high 26.6%, compared to 25.4% in the second quarter of 2015.

•	International same-store sales increased 6.4%, compared to a 4.3% increase in the second quarter of 2015, marking the 26th consecutive quarter of positive international same-store sales growth.

•	Sales by Company-operated restaurants were $25.2 million in the second quarter compared to $25.1 million last year. Company-operated restaurant operating profit(1) was $4.7 million, or 18.7% of sales, compared to $4.9 million, or 19.5% of sales, in the second quarter of 2015. The decrease was primarily due to lower sales in our new markets along with higher labor costs, which were partially offset by lower chicken and grocery basket costs.

•	Operating EBITDA(1) was $19.8 million, or 32.1% of total revenue in the second quarter, compared to $19.5 million, or 32.8% of total revenue last year. The increase was primarily due to an increase in franchise royalties and fees partially offset by a planned increase in general and administrative expenses to support the Company’s new strategic roadmap along with a decrease in Company-operated restaurant operating profit.

•	Through the first 28 weeks of fiscal 2016, free cash flow (1) was $23.6 million, compared to $19.6 million in 2015.

•	The Popeyes system opened 43 restaurants, which included 23 domestic and 20 international restaurants. Net restaurant openings were 36 compared to 31 in the same period last year.

•	As of the end of the second quarter, the Company operated and franchised 2,594 restaurants, compared to 2,443 at the end of the second quarter in 2015, representing a net unit growth of 6.2% over the last twelve months.

•	The Company repurchased 532,864 shares of its common stock for approximately $30 million.

Fiscal 2016 Guidance:

Based on performance through the second quarter, the Company is making the following adjustments to guidance for the full-year fiscal 2016:

•	System-wide same-store sales growth in the range of 1.0% to 2.0%, a decrease from previous guidance in the range of

2.0% to 3.0%.

•	Two new Company-operated restaurant openings, a decrease from previous guidance of three to five.

In addition, the Company reiterates the following guidance for full year fiscal 2016:

•	New restaurant openings in the range of 200 to 235, including approximately 85 to 100 internationally.
•	Net new restaurant openings in the range of 140 to 185, for a net new unit growth rate of approximately 6% to 7%.
•	General and administrative expenses to be approximately 2.9% to 3.0% of system-wide sales, maintaining an investment rate that supports long-term growth.
•	Capital expenditures to be in the range of $10 million to $15 million, including approximately $10 million for new Company-operated restaurants and other capital improvements at existing restaurants.
•	Earnings per diluted share and adjusted earnings per diluted share to be in the range of $2.10 to $2.15.
•	Share repurchases of $80 million to $120 million in outstanding shares, compared to $62 million in 2015, with $60 million purchased from operating cash flows and up to $60 million from additional borrowings.
•	Effective income tax rate in 2016 to be approximately 38%.

Conference Call

The Company will host a conference call and Internet webcast at 9:00 A.M. ET on August 17, 2016, to review second quarter 2016 results. A live listen-only webcast of the conference call will be available on the Popeyes website at www.popeyes.com/investors. The conference call can also be accessed live over the phone by dialing (855) 427-4392 or for international callers by dialing (484) 756-4257. A replay will be available after the call and can be accessed by dialing (855) 859-2056, or for international callers by dialing (404) 537-3406; the conference ID is 41416512. The replay will be available until Wednesday, August 31, 2016. A replay of the conference call will also be available for 90 days at the Company’s website.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick- Service Restaurant (“QSR”) chicken concept based on number of units. As of July 10, 2016, Popeyes had 2,594 operating restaurants in the United States, the District of Columbia, three territories, and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

(1) Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, and free cash flow are supplemental non-GAAP measures of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share and per share data)

	7/10/2016	12/27/2015
Current assets:
Cash and cash equivalents	$7.9	$9.1
Accounts and current notes receivable, net	9.7	9.2
Other current assets	5.0	8.5
Advertising cooperative assets, restricted	32.9	35.4

Total current assets	55.5	62.2

Long-term assets:
Property and equipment, net	98.9	97.7
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	94.0	94.2
Other long-term assets, net	0.8	0.8

Total long-term assets	204.8	203.8

Total assets	$260.3	$266.0

Current liabilities:
Accounts payable	$6.4	$6.7
Other current liabilities	7.6	13.1
Current debt maturities	0.5	0.3
Advertising cooperative liabilities	32.9	35.4

Total current liabilities	47.4	55.5

Long-term liabilities:
Long-term debt	145.9	111.6
Deferred credits and other long-term liabilities	41.1	39.3

Total long-term liabilities	187.0	150.9

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 21,450,410 and 22,449,697 shares issued and outstanding at July 10, 2016 and December 27, 2015, respectively)	0.2	0.2
Capital in excess of par value	—	—
Accumulated earnings	26.2	59.6
Accumulated other comprehensive loss	(0.5)	(0.2)

Total shareholders’ equity	25.9	59.6

Total liabilities and shareholders’ equity	$260.3	$266.0

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/10/2016	7/12/2015	7/10/2016	7/12/2015
Revenues:
Sales by Company-operated restaurants	$25.2	$25.1	$59.8	$59.8
Franchise royalties and fees	35.3	33.0	81.0	76.1
Rent from franchised restaurants	1.2	1.3	3.1	3.0

Total revenues	61.7	59.4	143.9	138.9

Expenses:
Restaurant food, beverages and packaging	8.0	8.1	18.9	19.4
Restaurant employee, occupancy and other expenses	12.5	12.1	29.2	28.0
General and administrative expenses	20.8	19.0	49.5	44.3
Occupancy expenses—franchise restaurants	0.6	0.7	1.5	1.6
Depreciation and amortization	2.3	2.3	5.3	5.2
Other expenses (income), net	—	(0.3)	(0.1)	(0.2)

Total expenses	44.2	41.9	104.3	98.3

Operating profit	17.5	17.5	39.6	40.6
Interest expense, net	1.0	0.8	2.3	1.9

Income before income taxes	16.5	16.7	37.3	38.7
Income tax expense	6.2	6.4	14.1	14.8

Net income	$10.3	$10.3	$23.2	$23.9

Earnings per common share, basic:	$0.48	$0.45	$1.06	$1.04

Earnings per common share, diluted:	$0.47	$0.44	$1.05	$1.03

Weighted-average shares outstanding:
Basic	21.6	22.9	21.9	22.9
Diluted	21.8	23.2	22.1	23.3

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	28 Weeks Ended
	7/10/2016	7/12/2015
Cash flows provided by (used in) operating activities:
Net income	$23.2	$23.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5.3	5.2
Net (gain) loss on sale and disposal of assets	(0.1)	(0.2)
Deferred income taxes	(0.5)	0.5
Non-cash interest expense, net	0.3	0.2
Provision for credit losses	—	—
Excess tax benefits from stock-based payment arrangements	(1.5)	(6.7)
Stock-based compensation expense	3.9	3.2
Change in operating assets and liabilities:
Accounts receivable	(0.4)	0.2
Other operating assets	4.9	6.5
Accounts payable and other operating liabilities	(6.2)	(5.3)

Net cash provided by operating activities	28.9	27.5

Cash flows provided by (used in) investing activities:
Capital expenditures	(5.3)	(7.9)
Proceeds from dispositions of property and equipment	0.2	0.1

Net cash used in investing activities	(5.1)	(7.8)

Cash flows provided by (used in) financing activities:
Principal payments — 2013 credit facility	(109.0)	—
Borrowings under 2016 credit facility	143.5	—
Share repurchases	(60.0)	(26.0)
Proceeds from exercise of employee stock options	0.4	1.0
Excess tax benefits from stock-based payment arrangements	1.5	6.7
Debt issuance costs	(1.1)	—
Other financing activities, net	(0.3)	(0.3)

Net cash used in financing activities	(25.0)	(18.6)

Net increase (decrease) in cash and cash equivalents	(1.2)	1.1
Cash and cash equivalents at beginning of year	9.1	8.4

Cash and cash equivalents at end of quarter	$7.9	$9.5

Popeyes Louisiana Kitchen, Inc.

Same-store sales and restaurant count

	12 Weeks Ended		28 Weeks Ended
	7/10/2016	7/12/2015	7/10/2016	7/12/2015
Same-store sales increase
Company-operated restaurants	(4.3)%	2.3%	(3.2)%	1.6%
Domestic franchised restaurants	0.2%	8.1%	0.8%	7.7%
Total domestic (Company-operated and franchised restaurants)	—%	7.9%	0.6%	7.5%
International franchised restaurants	6.4%	4.3%	6.2%	5.3%
Total global system	0.7%	7.5%	1.2%	7.2%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	70	66	70	65
New restaurant openings	1	1	1	2

Restaurants at end of quarter	71	67	71	67

Franchised restaurants (domestic)
Restaurants at beginning of period	1,921	1,833	1,900	1,805
New restaurant openings	22	17	41	45
Permanent closings	(4)	(4)	(6)	(11)
Temporary (closings)/re-openings, net	(5)	(4)	(1)	3

Restaurants at end of quarter	1,934	1,842	1,934	1,842

Franchised restaurants (international)
Restaurants at beginning of period	578	521	569	509
New restaurant openings	20	19	45	43
Permanent closings	(3)	(2)	(20)	(13)
Temporary (closings)/re-openings, net	(6)	(4)	(5)	(5)

Restaurants at end of quarter	589	534	589	534

Total restaurant count at end of quarter	2,594	2,443	2,594	2,443

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow are supplemental non-GAAP financial measures. The Company uses adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow, in addition to earnings per share, net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow: (a) do not represent earnings per share, net income, operating profit or cash flows from operating activities defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to earnings per share, net income, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

i.	other expense (income), net, which included $0.1 million net gain on sale of assets for the twenty-eight weeks ended July 10, 2016 and $0.1 million and $0.2 million net gain on sales of assets for the twelve and twenty-eight weeks ended July 10, 2016 and July 12, 2015 respectively,

ii.	$0.2 million and $0.4 million in executive transition expenses in the twelve and twenty-eight weeks ended July 12, 2015, respectively,

iii.	other income of $0.4 million for recoveries under the Deepwater Horizon Economic and Property Damages Settlement Program for the twelve and twenty-eight weeks ended July 12, 2015, and

iv.	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for the twelve and twenty-eight week periods ended July 10, 2016 and July 12, 2015, respectively, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its condensed consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure.

	12 Weeks Ended		28 Weeks Ended
(In millions, except per share data)	7/10/2016	7/12/2015	7/10/2016	7/12/2015
Net income	$10.3	$10.3	$23.2	$23.9
Other expense (income), net	—	(0.3)	(0.1)	(0.2)
Tax effect	—	0.2	0.1	0.1

Adjusted earnings	$10.3	$10.2	$23.2	$23.8

Adjusted earnings per diluted share	$0.47	$0.44	$1.05	$1.02

Weighted average diluted shares outstanding	21.8	23.2	22.1	23.3

Operating EBITDA: Calculation and Definition

The Company defines operating EBITDA as earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net. The following table reconciles on a historical basis for the twelve and twenty-eight week periods ended July 10, 2016 and July 12, 2015, respectively, the Company’s operating EBITDA on a consolidated basis to the line on its condensed consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure. Operating EBITDA margin is defined as operating EBITDA divided by total revenues.

	12 Weeks Ended		28 Weeks Ended
(Dollars in millions)	7/10/2016	7/12/2015	7/10/2016	7/12/2015
Net income	$10.3	$10.3	$23.2	$23.9
Interest expense, net	1.0	0.8	2.3	1.9
Income tax expense	6.2	6.4	14.1	14.8
Depreciation and amortization	2.3	2.3	5.3	5.2
Other expenses (income), net	—	(0.3)	(0.1)	(0.2)

Operating EBITDA	$19.8	$19.5	$44.8	$45.6

Total revenues	$61.7	$59.4	$143.9	$138.9

Operating EBITDA margin	32.1%	32.8%	31.1%	32.8%

Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as sales by Company-operated restaurants minus restaurant food, beverages and packaging minus restaurant employee, occupancy and other expenses. The following table reconciles on a historical basis for the twelve and twenty-eight week periods ended July 10, 2016 and July 12, 2015, respectively, Company-operated restaurant operating profit to the line item on its condensed consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales by Company-operated restaurants.

	12 Weeks Ended		28 Weeks Ended
(Dollars in millions)	7/10/2016	7/12/2015	7/10/2016	7/12/2015
Sales by Company-operated restaurants	$25.2	$25.1	$59.8	$59.8
Restaurant food, beverages and packaging	8.0	8.1	18.9	19.4
Restaurant employee, occupancy and other expenses	12.5	12.1	29.2	28.0

Company-operated restaurant operating profit	$4.7	$4.9	$11.7	$12.4

Company-operated restaurant operating profit margin	18.7%	19.5%	19.6%	20.7%

Free cash flow: Calculation and Definition

The Company defines “free cash flow” as net cash provided by operating activities less capital expenditures. Free cash flow is an important measure utilized by management in determining the amount of cash available for reinvestment in our strategic initiatives, share repurchases, and reduction of long-term debt. We believe it provides a more representative assessment of operating cash flows and that it is important for investors to be able to evaluate the Company using the same measures as management. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies and does not represent residual cash available for discretionary investments. Free cash flow should be considered as supplemental in nature and not be considered in isolation or as a substitute for our liquidity as reported in the Company’s consolidated statements of cash flows prepared in accordance with GAAP.

The following table reconciles on a historical basis for the twenty-eight week periods ended July 10, 2016 and July 12, 2015, respectively, the Company’s free cash flow on a consolidated basis to the line on its consolidated statements of cash flows entitled net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure:

	28 Weeks Ended
(Dollars in millions)	7/10/2016	7/12/2015
Net cash provided by operating activities	$28.9	$27.5
Capital expenditures (a)	(5.3)	(7.9)

Free cash flow	$23.6	$19.6

(a) Our capital expenditures consist primarily of new restaurant construction, equipment replacements, re-imaging activities associated with Company-operated restaurants, investments in information technology and other capital assets.

Forward Looking Statements:

This Press Release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2016 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2016 and long-term performance, including projections regarding general and administrative expenses, capital expenditures, and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, our ability to protect our information systems against cyber attacks or information security breaches, our ability to protect individually identifiable data of our customers, franchisees and employees, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2016 Revolving Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2016 Revolving Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2015 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which details are incorporated herein by reference. Therefore, you should not place undue reliance on any forward-looking statements.

PLKI Contact Information

Investor inquiries:

ICR

Dara Dierks, 404-459-4584

Investor Relations

investor.relations@popeyes.com

or

Media inquiries:

Popeyes Louisiana Kitchen, Inc.

Renee Kopkowski, 404-459-4630

Vice President, Brand Communications

renee.kopkowski@popeyes.com